Exhibit 7(a)(v)

                                 AMENDMENT NO. 1
               TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT


         Amendment dated as of September 20, 2004 to the Amended and Restated Distribution Agreement (the "Agreement") dated as of November 1, 2000 between Westcore Trust, a Massachusetts business trust (the "Trust"), and ALPS Distributors, Inc. ("ADI").


                                   BACKGROUND

         1. ADI serves as the distributor for certain of the Trust's portfolios pursuant to the Agreement.

         2. The Trust desires to employ ADI as its distributor for the Small-Cap Value Fund (the "Fund"), on the terms and for the compensation set forth in the Agreement and ADI agrees to provide such services.


                                    AGREEMENT

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. Appointment. The Trust hereby appoints ADI to act as distributor for the Fund for the period and on the terms set forth in the Agreement and ADI accepts such appointment for said period and on said terms, and agrees to provide the services set forth in the Agreement and in return for the compensation provided therein.

         2. Continuing Validity. The provisions of the Agreement shall remain in full force and effect as modified hereby.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the day and year first above written.


                                            WESTCORE TRUST


                                            By: /s/ JEFFREY D. ADAMS
                                               ---------------------------------


                                            ALPS DISTRIBUTORS, INC.


                                            By: /s/ JEREMY O. MAY
                                               ---------------------------------